UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934.

February 17, 2003

0-23199

______________________________________________________________________________

___________________________________________________

Date of Report (Date of earliest event reported)

Commission File Number

PHONE1GLOBALWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware

65-0669842

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___________________________________________________

(State or other jurisdiction of incorporation or organization)

(I.R.S. Employer Identification Number)

100 N. Biscayne Blvd., Suite 2500

Miami, Florida 33132

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(Address of Principal Executive Offices) (Zip Code)

(305) 371-3300

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(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

New $5 Million Loan from GNB Bank Panama S.A.

On February 17, 2003, the Company’s subsidiary, Phone1, Inc. (the “Borrower”), entered into a Loan Agreement with GNB Bank Panama S.A. (“GNB Bank”) for a loan in the amount of $5 million (the “New $5 Million Loan”). The New $5 Million Loan is on terms substantially identical to the $20 million loan refinancing between the Borrower and GNB Bank on September 30, 2002 (the “$20 Million Loan”) and the $5 million loan extended on November 26, 2002 (the “November $5 Million Loan”), except that the maturity of the New $5 Million Loan is the earlier of: (i) March 17, 2004 and (ii) April 30, 2003, if on or prior to such date, neither the Borrower, the Company nor its other primary subsidiary, Globaltron Communications Corporation, has received a loan for a period of 12 months in the amount of at least $5 million. Like the $20 Million Loan and the November $5 Million Loan, the New $5 Million Loan is secured by a lien on all of the assets of the Borrower, the Company and Globaltron, and is guaranteed by the Company and Globaltron. The New $5 Million Loan bears interest at the prime rate (as announced from time to time by Citibank, N.A.) plus 2% per annum. The New $5 Million Loan results from GNB Bank’s exercise of an option granted it pursuant to the terms of the $20 Million Loan to make an additional $5 million loan on the same terms as the $20 Million Loan.

Like the $20 Million Loan and the November $5 Million Loan, the principal and interest of the New $5 Million Loan is convertible, in whole or in part, prior to or after the maturity date (if the Loan is not fully paid), as elected by GNB Bank, into shares of the common stock of the Company at the rate of $.40 per share (the “Conversion Rate”). The Conversion Rate is subject to certain anti-dilution adjustments, including downward adjustment to the amount of any issuance of securities of the Company at a price less than $.40 per share.

On December 20, 2002, GNB Bank converted $10 million principal amount of the $20 Million Loan at a price of $.40 per share, and the Company issued 25,000,000 shares of its common stock to GNB Bank. The Company is obligated to cause the registration of such shares, and other shares that may be issued on conversion of the balance of the $20 Million Loan, conversion of the November $5 Million Loan and conversion of the New $5 Million Loan, under applicable securities laws so as to facilitate any potential resale by GNB Bank of all such shares.

GNB Bank is the Company’s largest shareholder and, subject to the anti-dilution adjustments described above, if it elected to: (i) convert the entire outstanding balance of the $20 Million Loan, (ii) convert all of the $5 Million Loan, (iii) convert all of the New $5 Million Loan, and (iv) convert its shares of the Company’s Series A Preferred Stock (described below), it would receive an additional 60,835,913 shares and would then beneficially own approximately 70% of the Company’s issued and outstanding shares of common stock.

As was the case with the $20 Million Loan and the November $5 Million Loan, the conversion price of $.40 per share of the New $5 Million Loan, triggered certain anti-dilution provisions applicable to the Company’s 9,000,000 issued and outstanding shares of Series A Preferred Stock. Like many types of Preferred Stock commonly issued, the Company’s Series A Preferred Stock include weighted average anti-dilution provisions which result in a lowering of the conversion price of the shares of such Preferred Stock into the Company’s common stock anytime shares of common stock are issued (or options or other securities exercisable or convertible into common stock) for a price per share less than that paid for the Series A Preferred Stock. After application of these anti-dilution provisions, such 9,000,000 shares are now convertible at approximately $.646 per share into an aggregate of approximately 13,931,888 shares of common stock. GNB Bank is the owner of 7,000,000 shares of the Series A Preferred Stock.

The Company is seeking additional funding from a variety of sources, including potential issuances of our securities in one or more private transactions. We must secure at least $5 million in funding prior to March 31, 2003 in order to avoid the early maturity provisions of the November $5 Million Loan. We have received no commitment for such funding or any other funding and we offer no assurances that we will be able to obtain any such financing or, if obtained, that it will be on terms profitable to us. Funding activities (including conversion of the balance of the $20 Million Loan, the November $5 Million Loan and the New $5 Million Loan) could result in significant dilution to existing investors and may result in significant transactions costs to the Company.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

(a)(b)

None

(c)

Exhibits

10.1

Loan Agreement dated February 17, 2003, among Phone1, Inc., Phone1Globalwide, Inc., Globaltron Communications Corporation and GNB Bank Panama S.A.

10.2

Security Agreement dated February 17, 2003, among Phone1, Inc., Phone1Globalwide, Inc., Globaltron Communications Corporation and GNB Bank Panama S.A.

10.3

Promissory Note in the original principal amount of $5 million issued to GNB Bank Panama S.A.

10.4

Confirmation dated February 17, 2003, that GNB Bank is exercising its option under the September 30, 2002 Loan Agreement to loan Phone1, Inc. $5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2003

PHONE1GLOBALWIDE, INC.

By:

/s/ DARIO ECHEVERRY

Dario Echeverry,

Chief Executive Officer

Exhibit Index

10.1

Loan Agreement dated February 17, 2003, among Phone1, Inc., Phone1Globalwide, Inc., Globaltron Communications Corporation and GNB Bank Panama S.A.

10.2

Security Agreement dated February 17, 2003, among Phone1, Inc., Phone1Globalwide, Inc., Globaltron Communications Corporation and GNB Bank Panama S.A.

10.3

Promissory Note in the original principal amount of $5 million issued to GNB Bank Panama S.A.

10.4

Confirmation dated February 17, 2003, that GNB Bank is exercising its option under the September 30, 2002 Loan Agreement to loan Phone1, Inc. $5 million.